UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

CHICO’S FAS, INC.
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
JOSEPH R. GROMEK
SMS CAPITAL, LLC
THOR ECM LLC
J.M. COHEN LONG-TERM INVESTMENT FUND, L.P.
1618 PARTNERS LLC
JANET E. GROVE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Barington Capital Group, L.P., together with the other participants named herein (collectively, “Barington”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its two director nominees at the 2016 annual meeting of stockholders of Chico’s FAS, Inc., a Florida corporation (the “Company”).

On June 28, 2016, Barington mailed the following letter, dated June 28, 2016, to the Company’s stockholders:

 June 28, 2016

Dear Fellow Chico’s Stockholder:

You have a simple but important decision to make regarding your investment in Chico’s FAS, Inc. at the 2016 Annual Meeting of Stockholders, which will be held on July 21, 2016:

You can vote for the Company’s Board nominees and hope that the Chico’s Board – which has overseen the destruction of almost $5 billion in shareholder value over the past ten years – is finally on a path toward value creation;

or

You can protect your interest as a Chico’s stockholder by electing James Mitarotonda and Janet Grove to the Board – our two highly experienced, independent director nominees who are committed to helping improve the Company’s long-term value and ensuring that stockholder interests are protected in the boardroom.

THE CHOICE IS CLEAR:

THE BARINGTON GROUP’S NOMINEES WILL ENSURE THAT STOCKHOLDER
INTERESTS ARE APPROPRIATELY REPRESENTED ON THE CHICO’S BOARD

➢	Barington has a 16-year record of helping improve long-term value and protecting stockholder interests.

➢	This is not a referendum on the CEO but a campaign to add independent, stockholder-focused directors to the Chico’s Board.

➢
The Company’s share price has significantly underperformed its peers and the market as a whole over the past one, two, three, five and ten-year periods and is down over 30% over the past twelve months.

➢	Chico’s financial results are deeply disappointing, yet the Board is spending $6 million of stockholders’ money on its campaign to ward off stockholder input.

➢
Chico’s stockholders can help protect their interests by electing the Barington Group’s experienced, independent nominees – James Mitarotonda and Janet Grove – in place of Bonnie Brooks, who is deeply conflicted, and Janice Fields, the Chair of the Nominating Committee and a member of the Compensation Committee, who we believe should be held responsible for the poor performance of these committees.

THE BARINGTON GROUP HAS A 16-YEAR RECORD OF HELPING IMPROVE
LONG-TERM VALUE AND PROTECTING STOCKHOLDER INTERESTS

We are the Barington Group and we have a 16-year record of working collaboratively with underperforming companies to help improve long-term shareholder value.  We have substantial experience investing in retail and apparel companies, with prior investments in companies such as Dillard’s, The Children’s Place, The Jones Group, Warnaco, Nautica, Steve Madden, Payless ShoeSource and Stride Rite.  Each of these companies has shown a meaningful improvement in shareholder value following our involvement.  We are extremely confident that if our two nominees are elected to the Board we can help do the same at Chico’s for the benefit of all stockholders of the Company.

Barington and its Chairman and CEO James Mitarotonda have been widely heralded for our work as a collaborative, long-term investor:

“I do think [James Mitarotonda] was very helpful in challenging the Dillard’s board and the Dillard’s way…He’s helped the Dillard’s company, the Dillard’s family….If you have a company that’s not doing well and it has not done well for several years, I would welcome somebody like that, who I believe is analytical and looks at lots of different companies.”

–	Allen Questrom, former Chairman and CEO of Federated Department Stores,
Barneys and J.C. Penney, quoted in Women’s Wear Daily, June 14, 2013.

“With Jim leaning on us, we probably took action a little sooner rather than later…I find Jim to be a straightforward, solid business guy.  He was not unpleasant to deal with.  In the end, we implemented some of the suggestions he had….And I think all of our shareholders did very well, including Barington.  Jim was constructive, he was not destructive.”

–	Joseph Gromek, former President and Chief Executive Officer
of Warnaco, quoted in Women’s Wear Daily, June 14, 2013.

“[James Mitarotonda] was great with other board members, and it was a very good experience as we looked to make some very important strategic decisions at Jones.”

–	Robert Mettler, former Director of The Jones Group and former Chairman and CEO of Macy’s West, quoted in the Naples Daily News, June 16, 2016.

“[Barington is] a realistic long-term investor … [who] really represents the shareholders’ interests.”

–	Joseph Gingo, Chairman and former CEO, A. Schulman, Inc., quoted in the Daily Deal, January 27, 2014.

THIS IS NOT A REFERENDUM ON THE CEO BUT A CAMPAIGN TO ADD
INDEPENDENT, STOCKHOLDER-FOCUSED DIRECTORS TO THE BOARDROOM

The Company claims that Chico’s is “on the right track to enhance shareholder value” and that its new CEO Shelly Broader has been executing on a new strategic plan that the Company believes will enable it to drive profitable growth. As Chico’s is one of our largest investments, we certainly hope that this is the case.  However, given the record of the Board and the disappointing share price performance of the Company over the past ten years, we believe that there is too much at stake for us to just cross our fingers and hope that everything turns out ok.

Despite what Chico’s would have you believe, this proxy solicitation is not a referendum on Ms. Broader.  Ms. Broader will continue as the CEO and as a director of the Company regardless of the outcome of this proxy solicitation, and it is our strong hope that she will be successful.  What this election is about is which nominees are best suited to represent and protect stockholder interests in the Chico’s boardroom.  Given the disappointing record of the Chico’s Board, we believe that our independent, stockholder-focused nominees are best suited to help unlock the Company’s long-term value potential and ensure that the interests of stockholders are protected.

THE COMPANY’S SHARE PRICE PERFORMANCE UNDER ITS CURRENT
BOARD HAS BEEN EXTREMELY DISAPPOINTING FOR STOCKHOLDERS

The Company’s share price performance has been extremely disappointing for stockholders under its current Board of Directors.  The Company has failed to discuss its share price performance in any of its letters to stockholders.  Why?  Likely because, no matter how hard it tries, the Board cannot spin the following FACTS: The Company’s common stock is down over 30% over the past twelve months and has fallen approximately 78% from its all-time high of $48.90 on February 21, 2006, wiping out almost $5 billion in market capitalization.1  Furthermore, Chico’s has significantly underperformed its peers and the market as a whole over the past one, two, three, five and ten-year periods as indicated in the table below:1

	1 Year (6/1/15-5/31/16)	2 Years (6/2/14-5/31/16)	3 Years (6/3/13-5/31/16)	5 Years (6/1/11-5/31/16)	10 Years (6/1/06-5/31/16)
Chico’s FAS, Inc.	(33.3%)	(25.6%)	(35.7%)	(19.4%)	(60.9%)
Peers	(18.4%)	(19.1%)	(21.9%)	7.2%	41.8%
S&P 500 Apparel Retail Index	(0.2%)	24.8%	29.6%	114.2%	221.9%
S&P 500 Index	1.5%	13.6%	36.2%	77.7%	101.9%

DISASTROUS ACQUISITION OF BOSTON PROPER

A majority of the Board’s incumbent directors are responsible for the Company’s disastrous acquisition of Boston Proper in 2011 for $205 million.  The Company sold this brand in January 2016 for approximately $10 million after shutting down its 20 stores and taking $215 million in goodwill and trade name impairment charges.  It is therefore no surprise that the Company’s return on equity has steadily decreased from over 17% in 2012 to 0.1% in 2015.2  Chico’s conveniently avoids any mention of the write-downs associated with this investment in its communications with stockholders.

POOR FINANCIAL PERFORMANCE

While Chico’s is spending approximately $6 million inundating stockholders with proxy solicitation materials and even a video promising us a bright future, the Company’s latest quarterly financial results indicate a less than rosy picture: the Company’s sales for the first quarter of fiscal 2016 were down -7.9% from the comparable quarter last year (or -4.4% excluding the impact of Boston Proper), comparable store sales for the quarter were down -4.2%, and the Company’s adjusted earnings per share were down approximately 17% from the comparable period last year and approximately 22% from the comparable period three years earlier.

WE LACK CONFIDENCE IN THE CHICO’S BOARD GIVEN ITS TRACK
RECORD AND OUR INTERACTION WITH THE BOARD TO DATE

As is our typical practice, we sought to engage privately and collaboratively with the Company.  Given our successful record investing in retail and apparel companies and the disappointing financial performance of the Company over the past ten years, we mistakenly assumed that the Board would be open to our assistance.  Instead, the Board has taken the following actions:

•	postponed the annual meeting from June 16 to July 21, 2016;

•	ran what we believe was a perfunctory engagement process with us, characterized by directors routinely reading to us from prepared scripts;

•	failed to interview all of the director nominees we presented, including James Mitarotonda, Barington’s Chairman and CEO;

•
nominated William Simon, a director that has a longstanding professional relationship with CEO Shelley Broader and a similar professional background, and Bonnie Brooks, the Vice Chairman of a company that owns and operates three department store chains that directly compete with the Company;

•	conditioned an in-person meeting between Barington and the Board upon us withdrawing our nomination letter and supporting the Board’s nominees; and

•	announced that they plan to spend almost $6 million of stockholders’ money on this proxy campaign.

Given our interaction with the Board, we have regrettably concluded that new, independent directors are desperately needed to ensure that the interests of stockholders are protected in the boardroom.

FALSE STATEMENTS AND DIVERSIONARY TACTICS

We believe that the Chico’s Board has embarked on an aggressive campaign, funded by stockholder resources, in an attempt to divert attention from the Company’s disappointing share price performance by making false and diversionary statements regarding the Barington Group and our nominees.  To set the record straight, we urge you to consider the following FACTS and then decide for yourself whose nominees will act in your best interest:

The Company’s Claim: “Barington has not suggested any meaningful new proposal – change was already underway at Chico’s FAS.”

THE FACTS:  The Barington Group has formulated a comprehensive plan designed to unlock the Company’s long-term value potential.  Our plan includes:

•	initiatives to enhance revenue by improving execution, merchandising and store productivity at each of the Company’s three brands;
•	growing the Soma brand;
•	measures to decrease the Company’s high SG&A expenses;
•	repurchasing common stock at current levels;
•	improving the Company’s executive compensation practices; and
•
the addition of our two experienced, independent directors to the Chico’s Board who can help oversee the implementation of the foregoing measures while ensuring that stockholder interests remain paramount in the boardroom.

We are convinced that if the Company implements our plan, Chico’s could more than double its earnings per share in three years.  In the coming days, we will be releasing a detailed presentation to our fellow stockholders that contains more information concerning our plan.

We recognize that the Company has implemented, or announced that it will be implementing, some of the measures that we have suggested.  Chico’s spends a lot of time arguing that it was already considering these measures before we suggested them to the Company.  While we will take the Company at its word that this is true, we continue to question whether Chico’s would have implemented these measures with the same speed, or at all, without our involvement.  Regardless, we are not concerned with who gets “credit” for coming up with these suggestions first.  Our sole focus is making sure that the Board ensures that Ms. Broader’s management team thoughtfully considers all options to improve long-term shareholder value and then sees that all necessary changes are promptly implemented.

It is important to note that the initiatives that have been announced by the Company to date have been primarily in the areas of cost reductions and process improvements.  To unlock the Company’s full value potential, we are convinced that Chico’s must also focus on measures that emphasize sales growth at its three brands.

To this end, we believe that Chico’s can help improve its declining comparable store sales by decentralizing its operations, which we believe will improve operating execution and make each of its three brands more nimble and better able to respond to customer demand.  We also believe that the Company can increase sales by growing its Soma brand, which we believe provides a compelling alternative to Victoria’s Secret and department stores for lingerie and sleepwear.  But most importantly, we are convinced that merchandising – not cost cuts – is the key to unlocking the Company’s full value potential.  Chico’s must focus its efforts on ensuring that each of its brands thoroughly understands its customers and delivers the stylish products they desire.

Over the years, the Company has given a wide range of excuses for its poor quarterly performance, blaming everything from mall traffic, to the economy to the weather.  While we are sympathetic to the challenges retailers face, Chico’s has competitors that have delivered increasing same store sales in the same environment.  The key differentiator at these successful retailers is inevitably merchandising – creating an assortment of merchandise that is responsive to its customers’ tastes, desires and preferences.  As Les Wexner, the Chairman and CEO of L Brands (the owner of Victoria’s Secret) and one of the most successful merchandisers alive today, stated: “When a retailer doesn’t do well… generally it’s the merchandise, stupid.”  (Women’s Wear Daily, June 8, 2016)

The Company’s Claim: Barington was “invited to present to the full Board, an invitation to which Barington failed to respond.”

THE FACTS:  We were asked on more than one occasion by members of the Chico’s Board to withdraw our nomination letter and support the Board’s nominees for the 2016 Annual Meeting.  We were told that if we endorsed the Board’s nominees, we would be provided with the opportunity to meet with the Board and present our views – a highly conditional offer that we feel is indicative of an entrenched Board.

The Company’s Claim: The Chico’s Board “carefully considered all five of the director candidates Barington suggested.”

THE FACTS:  The Chico’s Board ultimately only met with and interviewed one of the candidates we presented, after she was pre-screened by the Company’s CEO Shelley Broader. Most disturbingly, the Board failed to meet with or interview James Mitarotonda, Barington’s Chairman and CEO, despite his extensive board experience and long and successful track record investing in retail and apparel companies.  Ms. Broader also failed to respond to Mr. Mitarotonda’s suggestion that the two meet in person, either in Florida or New York.  We have long felt that if the Board and Ms. Broader met with Mr. Mitarotonda that their perceived differences would narrow.  It is because of this view that we sought to privately engage with the Board and Ms. Broader in the first instance and did not commence this proxy solicitation until we felt that we had exhausted all other options.

We are extremely disappointed that the Board and Ms. Broader have elected to spend approximately $6 million of stockholder resources in a proxy campaign against us, a stockholder that neither the Board nor Ms. Broader has been willing to meet.  We would have hoped that Ms. Broader would have at least been willing to spend a few hours of her time to see if common ground could have been reached before supporting the expenditure of such a large sum on a proxy campaign.  To put this amount in perspective, $6 million is approximately 19% of the Company’ net income for the first quarter of fiscal 2016.  We believe the Company’s expenditures on this proxy campaign – which are expected to exceed ours by approximately $5.5 million – are an irresponsible waste of stockholder resources and indicative of a lack of fiscal discipline at the Board.

The Company’s Claim: “Barington wrongly claims that there is a lack of merchandising expertise represented on the Chico’s FAS board.”

THE FACTS:  We have stated that there is a lack of apparel merchandising experience on the Chico’s Board, which is true.  None of the Company’s incumbent independent directors has meaningful apparel merchandising experience.  While Bonnie Brooks, one of the Board’s nominees for election at the Annual Meeting, has apparel merchandising experience, given that she is the Vice Chairman of a company that owns and operates three department store chains that directly compete with the Company, we do not believe that it is appropriate for her to serve on the Chico’s Board.

In contrast, Janet Grove has an extremely strong merchandising background and has no conflict of interest with the Company.  In addition to serving as the Corporate Vice Chairman of Macy’s, Inc., she also served as Chairman and CEO of Macy’s Merchandising Group for approximately ten years.  In this role, Ms. Grove was responsible for establishing the strategic merchandising direction for Macy’s and its family of businesses (including Bloomingdale’s) and for leading the management and design teams responsible for conceptualizing, designing, sourcing and marketing all private branded products.  Under her leadership, private brand penetration as a percentage of Macy’s net sales doubled from approximately 10% in 1996 to just under 20% in 2008.  She was also instrumental in launching the Martha Stewart Collection and Tommy Hilfiger sportswear exclusives at Macy’s.  Since leaving Macy’s, Ms. Grove has served as an advisor to the CEO and senior management team of Karstadt Department Stores, one of Germany’s largest department store chains.  She has also served as a director of Aeropostale, Inc., a specialty retailer of teen apparel, and Safeway, Inc., one of the largest food and drug retailers in the United States.  Given the strength of Ms. Grove’s merchandising background and the fact that she does not serve as a director or an officer of a company that competes with Chico’s, we believe that she is better suited to serve on the Board than Ms. Brooks.

The Company’s Claim: “Neither Hudson’s Bay Company nor any of the department stores within its portfolio, including Saks Fifth Avenue and Lord & Taylor, are competitors in any practical sense to Chico’s FAS or any of its brands.”

THE FACTS:  It is extremely disingenuous for the Company to imply that Ms. Brooks, the Vice Chairman of Hudson’s Bay Company, would not have a conflict of interest if she served on the Chico’s board.   Even a casual shopper recognizes that Hudson’s Bay Company’s department stores – including Saks Fifth Avenue and Lord & Taylor – directly compete with the Company’s three brands in virtually every product category.

Moreover, the Company itself states in its regulatory filings that its businesses compete with department stores.  On page 8 of the Company’s Form 10-K filing with the Securities and Exchange Commission (which is contained in the Annual Report that Chico’s has mailed to stockholders), the Company states:

“We compete with local, national and international department stores… offering similar categories of merchandise.”

We question the judgment of the Board’s incumbent directors to put the Company in a position where its strategic plans and confidential information could fall into the hands of its competitors.

The Company’s Claim:  “We believe Barington has failed to demonstrate any ideas, vision or expertise that would warrant board representation in place of the Board’s highly-qualified nominees.”

THE FACTS:  In stark contrast to the performance of the Company under the direction of its incumbent directors, Barington’s track record in the retail and apparel space is extremely strong.  Barington has a 16-year record of working collaboratively with underperforming companies to help improve their operations, profitability, strategic focus and corporate governance.  We also have substantial experience investing in retail and apparel companies, and have formulated a detailed plan that we are convinced could more than double the Company’s earnings per share in three years, which we estimate could translate to a stock price of approximately $25 to $27 per share.3  We encourage stockholders to review our investor presentation, a copy of which will be available shortly on our website at www.barington.com/chicos.html, for information on how we have helped improve long-term value at other retail and apparel companies such as The Children’s Place, Dillard’s, Warnaco, Nautica and Steve Madden.

In contrast, we believe that the Board’s two nominees that we oppose will provide less value to the Chico’s Board.

Bonnie Brooks – Ms. Brooks is the Vice Chairman of Hudson’s Bay Company which owns and operates three sizable department store chains that directly compete with the Company: Saks Fifth Avenue, Lord & Taylor and Hudson’s Bay.  Given Ms. Brooks’ current role, if she were elected at the Annual Meeting, her service as a director would create a material conflict of interest, if not a violation of the Clayton Antitrust Act.  As a result, we do not believe that it is in the best interests of the Company or its stockholders for her to serve as a director and question the judgment of the Nominating and Corporate Governance Committee for selecting a candidate that would create such an obvious conflict of interest.  Our nominee, Janet Grove, would provide the Board with strong operating and apparel merchandising experience without putting the Company’s confidential information at risk of falling into the hands of its competitors.

Janice Fields – While Ms. Fields is highly knowledgeable about the fast food industry based on her experience as President of McDonald’s USA, we do not believe that she has done a good job of protecting stockholder interests as a director of Chico’s.  Ms. Fields has overseen poor financial and stock price performance during her tenure on the Board, and as a member of the Compensation Committee, has failed in our opinion to properly align executive pay with performance.  Furthermore, as Ms. Fields is the Chairman of the Nominating and Corporate Governance Committee, we believe that she should be held responsible for the selection of Ms. Brooks and for the failure of the committee to interview all of our nominees.

IT’S TIME TO ELECT STOCKHOLDER-FOCUSED DIRECTORS
WITH SUBSTANTIAL EXPERIENCE IMPROVING SHAREHOLDER VALUE

We have nominated James A. Mitarotonda and Janet E. Grove for election at the 2016 Annual Meeting because we know that they can help unlock the Company’s vast value potential while protecting the interests of stockholders.

James A. Mitarotonda – Mr. Mitarotonda, 62, is an experienced director who has represented shareholder interests on more than a dozen public-company boards.  He is also the Chairman and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that has substantial experience helping improve shareholder value, corporate governance and executive compensation at numerous undervalued publicly traded companies.

Janet E. Grove – Ms. Grove, 65, has over 40 years of retail industry experience, including serving as Vice Chairman of Macy’s, Inc. and Chairman and CEO of Macy’s Merchandising Group, where she was responsible for designing, sourcing, marketing and merchandising its extensive offering of private branded products and managing key vendor relationships.  We believe that with her strong operating and merchandising background, Ms. Grove can provide invaluable assistance to the Company, particularly with respect to improving the merchandising efforts of its three brands.

If Mr. Mitarotonda and Ms. Grove are elected at the Annual Meeting, they will help ensure that the Board thoughtfully considers all options to improve long-term value and that stockholders will be represented by directors that are prepared to work diligently to protect their interests.

THE CHOICE IS CLEAR: VOTE THE BLUE PROXY CARD
NOW TO PROTECT THE VALUE OF YOUR INVESTMENT!

The choice in this proxy contest is clear.  Please act now to protect the value of your investment in the Company by voting the enclosed BLUE proxy card.  If you have previously submitted a white proxy card sent to you by Chico’s, you have every right to change your vote; only your latest dated proxy card will count.  Your vote on the BLUE proxy card will help elect James Mitarotonda and Janet Grove, our two independent, stockholder-focused nominees who are committed to improving shareholder value and protecting our mutual interests as owners of the Company.

Thank you for your support!

THE BARINGTON GROUP

Endnotes:

(1)
Source: S&P Capital IQ.  Performance information as of the close of business on May 31, 2016.  Returns are calculated assuming the reinvestment of dividends.  According to the Company’s most recent proxy statement, its peers that will be utilized for 2016 compensation purposes consist of Abercrombie & Fitch, American Eagle Outfitters, Ascena Retail Group, Caleres, Coach, DSW, Express, The Finish Line, Foot Locker, Genesco, Guess?, Kate Spade, L Brands, Lululemon, Michael Kors, The Buckle, The Children’s Place, The Gap and Urban Outfitters.  The S&P 500 Apparel Retail Index and the S&P 500 Index have been used by the Company for comparison purposes over the past ten years in its annual Form 10-K filings.

(2)	Source: S&P Capital IQ.
(3)
Barington’s analysis assumes that the Company reduces its marketing and corporate overhead by a total of approximately $100 million by 2018.  Barington’s analysis also assumes that Soma expands its store base to 413 stores by 2018 from the current 287 stores and that Chico’s and White House Black Market maintain their current store counts.  Barington’s assumptions also include comparable store sales growth of 3% per year at Soma in 2017E and 2018E and comparable store sales growth of 2% per year at Chico’s and White House Black Market in 2017E and 2018E.  Based on Barington’s analysis, the Company is expected to generate about $500 million of free cash flow cumulatively during 2016E to 2018E, which we assume is used to continue to repurchase shares at an average price of approximately $17 per share or a 55% premium to the current share price.

The Barington Group has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) on June 13, 2016 to be used to solicit proxies in connection with the election of its nominees at the 2016 Annual Meeting of Stockholders of Chico’s FAS, Inc., a Florida corporation.

THE BARINGTON GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF CHICO’S FAS, INC. TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS.  THE DEFINITIVE PROXY STATEMENT AND OTHER MATERIALS FILED BY THE BARINGTON GROUP IN CONNECTION WITH THE SOLICITATION OF PROXIES ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WITHOUT CHARGE, AT HTTP://WWW.BARINGTON.COM/CHICOS.HTML OR BY CONTACTING BARINGTON’S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER: (877) 566-1922 OR AT INFO@OKAPIPARTNERS.COM.

Please sign, date and return the enclosed BLUE proxy card today in the postage-paid envelope provided to protect your interests as a Chico’s stockholder!

If you have previously submitted a proxy card sent to you by Chico’s, you have every right to change your vote by signing, dating and returning the enclosed BLUE proxy card.

For additional information and updates leading up to the 2016 Annual Meeting, please visit our website at www.barington.com/chicos.html.

If you have any questions or require assistance voting your BLUE proxy card, please contact:

OKAPI PARTNERS LLC
1212 Avenue of the Americas, 24th Floor
New York, N.Y. 10036
(212) 297-0720
Stockholders Call Toll-Free at (877) 566-1922
Email: info@okapipartners.com